EXHIBIT 21.1
SUBSIDIARIES

Name	Jurisdiction

MatchNet (Israel) Limited	Israel
Réseaux Spark Canada Inc.	Canada Quebec
JDate Limited	England
SocialNet, Inc	USA Delaware
Doyoudo, Inc.	USA Delaware
VAP AG	Germany
MatchNet, Ltd	England
MingleMatch, Inc.	USA Utah